Exhibit 99.3

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES RECORD YEAR-END 2010 PROVED RESERVES, RECORD ESTIMATED FOURTH QUARTER 2010 PRODUCTION AND PROVIDES AN OPERATIONAL UPDATE
Austin, TX — January 27, 2011 — Brigham Exploration Company (NASDAQ: BEXP) announced that year-end 2010 proved reserves increased 141% to a record 66.8 million barrels of oil equivalent (Boe). Brigham also announced that fourth quarter 2010 production volumes are estimated to be a record 11,384 barrels of equivalent per day (Boepd), which represents a 125% increase from the fourth quarter 2009 and a 34% sequential increase. Further, Brigham announced the completion of four high rate North Dakota Bakken wells at an average early 24-hour peak flow back rate of 3,078 Boe. To date, Brigham has completed 49 consecutive long lateral, high frac stage Bakken and Three Forks wells in North Dakota at an average early 24-hour peak flow back rate of 2,831 Boe. Finally, Brigham provided an update on its drilling and completion activities in the Williston Basin.
Year-End 2010 Proved Reserves
Brigham’s proved reserves totaled a company record 66.8 million Boe at year-end 2010. Brigham grew reserves 141% during the year and replaced 1427% of its estimated 2010 production volumes. Additions including revisions increased reserves 42.5 million Boe and were primarily attributable to the Company’s highly successful drilling efforts in the Williston Basin Bakken and Three Forks plays, where Brigham grew reserves 260% to 55.4 million Boe. At year-end 2010, Brigham’s high value oil volumes comprised a record 78% of proved reserves as compared to 60% at year-end 2009. Proved developed reserves comprised 35% of year-end 2010 reserves, as compared to 37% at year-end 2009.
For year-end 2010, reserve calculations were based on the average first day of the month price for the prior 12 months. The prices utilized for the year-end 2010 reserve report were $79.43 per barrel of crude oil and $4.38 per Mmbtu of natural gas. Utilizing these prices, Brigham’s pre-tax PV10% Value of its proved reserves was $1.1 billion, which represents a 336% increase from year-end 2009. Using strip prices as of December 31, 2010, the pre-tax PV10% Value of Brigham’s proved reserves would have been $1.5 billion.
Pre-tax PV10% Value is the estimated present value of the future net revenues from Brigham’s proved oil and natural gas reserves before income taxes, discounted using a 10% discount rate. Pre-tax PV10% Value is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. Brigham believes that pre-tax PV10% Value is an important measure that can be used to evaluate the relative significance of its oil and natural gas properties and that pre-tax PV10% Value is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. Brigham believes that most other companies in the oil and natural gas industry calculate pre-tax PV10% Value on the same basis. Pre-tax PV10% Value is computed on the same basis as the standardized measure of discounted future net cash flows, but without deducting income taxes. The reconciliation of Brigham’s Pre-tax PV10% Value to its standardized measure will be included in its Brigham’s Form 10-K as the information necessary to compute the standardized measure is not yet available.

Brigham’s proved reserves as of December 31, 2010 were prepared by the independent reserve engineering firm Cawley, Gillespie & Associates, Inc. in accordance with SEC guidelines.
Estimated Fourth Quarter 2010 Production
Brigham’s estimated average daily production volumes for the fourth quarter 2010 were a quarterly record 11,384 Boepd, up 125% from the fourth quarter 2009 and up 34% from the third quarter 2010. Brigham’s previous record quarterly production volumes were 8,509 Boepd in the third quarter 2010.
Benefiting from both its operated and non-operated drilling activity in the Williston Basin, Brigham’s high value crude oil production volumes for the fourth quarter 2010 averaged 9,129 barrels of crude oil per day, which represents a 218% increase from that in the fourth quarter 2009 and a 44% sequential increase from that in the third quarter 2010. Brigham’s high value crude oil production volumes represented 80% of its total production volumes in the fourth quarter 2010, as compared to 57% in the fourth quarter 2009 and 75% in the third quarter 2010.
Brigham’s production volumes in the Williston Basin for the fourth quarter 2010 were 9,359 Boepd, which represents a 272% increase from that in the fourth quarter 2009 and a 45% sequential increase from that in the third quarter 2010.
Production volumes include approximately 135 barrels of crude oil per day of inventory build during the fourth quarter.
Williston Basin Operated Well Result Update
The following table updates Brigham’s long lateral, high frac stage well results:

					Early 24-Hour Peak Flow Back Rate
				Working	Crude		Barrels of
Well	County, State	Objective	Stages	Interest	Oil (1)	Natural Gas (2)	Oil Equivalent (3)
Lloyd 34-3 #1H (4)	McKenzie, ND	Bakken	31	29%	3,240	4.74	4,030
Bratcher 10-3 #1H	McKenzie, ND	Bakken	30	91%	3,206	2.76	3,667
M. Macklin 15-22 #1H	Williams, ND	Bakken	38	89%	2,312	1.34	2,534
M. Olson 20-29 #1H	Williams, ND	Bakken	38	91%	1,936	0.86	2,080
Average							3,078
(1)	Barrels of crude oil.
(2)	Millions of cubic feet of natural gas (MMcf).
(3)	Converted to barrels of oil equivalent using the ratio of six Mcf of natural gas per barrel of crude oil.
(4)	Represents joint venture well completed with U.S Energy Corp. (NASDAQ: USEG)

Williston Basin Operated Drilling and Completion Update
Brigham’s accelerated development of its acreage in North Dakota and Montana is proceeding with five operated rigs drilling in Rough Rider and two operated rigs drilling in Ross. Brigham’s eighth operated rig is currently expected to arrive in May 2011.
Brigham currently has one well flowing back, two wells fracing and ten wells waiting on completion. Brigham is currently fracing the Swindle 16-9 #1H, which is located in Roosevelt County, Montana, and will frac the Johnson 30-19 #1H, which is located in Richland County, Montana, in mid-February.
By mid-April, Brigham expects to add additional fracture stimulation capacity thereby providing access to two fully dedicated frac crews focused on completing Brigham operated horizontal wells in the basin. At that time, Brigham estimates that approximately eight wells per month will be fracture stimulated and brought on line to production.
Management Comments
Bud Brigham, the Chairman, President and CEO, commented, “In our view, the Williston Basin Bakken and Three Forks plays are the highest value resource plays in North America, and our 2010 proved reserve growth clearly demonstrates that Brigham Exploration is a technological leader in these plays. Our record 2010 reserves and production growth reflect the substantial net asset value we’ve created for investors in 2010. This was achieved at very attractive drilling and leasehold acquisition finding and development costs, which excludes the cost of our field level infrastructure investment, of roughly $10 per proved barrel of oil equivalent. Importantly, given that we’re very early in the development of this world class resource, we estimate that we’ve drilled only 7% of our core de-risked locations across our approximate 205,600 net acres assuming four well spacing per producing horizon. In light of our remarkable transformational year, I want to personally commend our employees for these terrific results, the credit goes to them for their efforts to continue to innovate and be the leader in the Williston Basin.”
Bud Brigham continued, “Looking ahead, given the significant drilling inventory remaining on our core acreage, our ongoing drilling to further delineate the economics of our Rough Rider Three Forks and Montana Bakken locations, the potential to increase the number of density wells per spacing unit, and the success we’ve achieved acquiring additional acreage, I believe that 2010 is just the first of many years of significant, low cost reserve additions for our shareholders. As other companies are striving to become liquids rich, we already have the oil manufacturing machine up and running with 80% of our production volumes driven by high value crude oil. The oil manufacturing machine is expandable as well, as we continue to engage with service providers to ramp up our rig count beyond the eight rigs we will have running by May.”

Bud Brigham concluded, “In addition to our efforts to increase our drilling inventory and accelerate the development of the associated net asset value, we have internally developed a number of initiatives that we will test during 2011 to further enhance estimated ultimate recoveries. Furthermore, we are at the very early stages of investigating opportunities to reduce costs through drilling and completion efficiencies. Overall, 2011 looks to be a very exciting year and one in which we anticipate making substantial progress in our goal of ‘No Oil Left BehindTM.’”
Disclosure Statements
The production and financial information in the release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with the Securities and Exchange Commission by the end of February or early March 2011.
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements early initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300